Exhibit 11.1
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                                                  GENERAL ACCEPTANCE CORPORATION

                                         Statement Re:  Computation of Per Share Earnings
Exhibit  11.1


THREE MONTHS                                                               SIX MONTHS
ENDED JUNE 30                                                             ENDED JUNE 30
- ---------------------------------------------------------                 -------------

                                                                    1996                         1995           1996          1995
                                                           -------------                 ------------  -------------  ------------
                                                            (HISTORICAL)                  (PRO FORMA)   (HISTORICAL)   (PRO FORMA)
Primary:
     Weighted average shares outstanding                       6,022,000                    5,741,945      6,022,000     5,130,676
     Net effect of dilutive stock options - based on the
          treasury stock method using the average
          market price                                               ---                       42,803            ---        21,402
     Adjustment for shares required to pay
          undistributed S Corporation earnings using
          the initial public offering price                          ---                       50,106            ---       250,529
     Total weighted average shares                             6,022,000                    5,834,854      6,022,000     5,402,607
     Net income                                            $     483,227                 $  1,310,034  $     706,672  $  2,195,986
     Per share amount                                      $        0.08                 $       0.22  $        0.12  $       0.41
                                                           =============                 ============  =============  ============
Fully diluted:
     Weighted average shares outstanding                       6,022,000                    5,741,945      6,022,000     5,130,676
     Net effect of dilutive stock options - based on  the
          treasury stock method using the period-end
          market price, if greater than average market
          price                                                      ---                       47,489            ---        23,744
     Adjustment for shares required to pay
          undistributed S Corporation earnings using
          the initial public offering price                          ---                       50,106            ---       250,529
                                                           -------------                 ------------  -------------  ------------
     Total weighted average shares outstanding                 6,022,000                    5,839,540      6,022,000     5,404,949
     Net income                                            $     483,227                 $  1,310,034  $     706,672  $  2,195,986
     Per share amount                                      $        0.08                 $       0.22  $        0.12  $       0.41
                                                           =============                 ============  =============  ============
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